                                                                      EXHIBIT 99

Chateau Communities [LOGO]

NEWS RELEASE


FOR IMMEDIATE RELEASE              CONTACT:       Tamara D. Fischer
July 26, 2000                                     Exec. VP/CFO
                                                  303-874-3334
                                                      -OR-
                                                  Erica H. Stull
                                                  VP/Investor Relations
                                                  303-874-3305


      CHATEAU COMMUNITIES (CPJ) REPORTS OUTSTANDING SECOND QUARTER RESULTS

             FFO PER SHARE INCREASES 9.8 PERCENT FOR SECOND QUARTER
                                 YEAR-OVER-YEAR


Summary of Second Quarter 2000


 .    FFO increased 12.1 percent to $21.6 million for the second quarter of 2000, as compared to $19.2 million in 1999.
 .    FFO per share, assuming dilution, increased to $0.67, up 9.8 percent as compared to $0.61 for the same period last year.
 .    Home sales increased by 50 percent from last year; brokered sales increased
     17 percent.

  Greenwood Village, Colo. - Chateau Communities, Inc. (NYSE:CPJ), a fully-integrated, self-administered real estate investment trust (REIT) specializing in the ownership and management of manufactured home communities, today released results for the second quarter of 2000.

  Total revenues for the second quarter of 2000 were $50.8 million, an increase of 8.4 percent from $46.8 million in the second quarter of 1999. Funds from operations (FFO) for the second quarter increased 12.1 percent to $21.6 million, from $19.2 million for the second quarter of 1999. On a diluted, per-share basis, FFO increased to $0.67 per share from $0.61 per share for the same period in 1999, a 9.8 percent increase.

  For the six months ended June 30, 2000, total revenues were $99.6 million, up
7.8 percent from $92.4 million in 1999. Funds from operations (FFO) for the first half of 2000 were $42.1 million, a 10.9 percent increase from the $37.9 million reported for the same period last year. FFO per share increased 9.2 percent, to $1.31 for the first six months of 2000 from $1.20 for the same period in 1999.

     Same store net operating income for the second quarter increased by 4.4 percent from $28.5 million to $29.7 million. Same store rental income increased
4.1 percent to $45.9 million from $44.0 million for the second quarter of 1999. Same store property operating expenses increased by 3.7 percent to $16.2 million from $15.6 million last year.

     Same store net operating income for the six months ended June 30 was $60.0 million, up 4.9 percent from $57.1 million for the same period last year. Rental income increased 4.2 percent, from $87.8 million to $91.5 million, and same-store property operating expenses increased 3.0 percent for the first half of the year, from $30.7 million to $31.6 million.

     For the full portfolio, second quarter rental income increased 4.7 percent to $46.2 million from $44.1 million in the same period of 1999. Operating expenses rose from $15.6 million to $16.3 million, a 3.9 percent increase. Net operating income for the full portfolio increased 5.1 percent, from $28.5 million to $29.9 million in the second quarter.

     For the six months ended June 30, rental income was up 4.7 percent for the full portfolio, to $92.4 million from $88.3 in the first half of 1999. Operating expenses increased 3.3 percent, from $30.9 million to $32.0 million. Net operating income for the first six months of 2000 was $60.4 million for the full portfolio, up 5.4 percent from $57.3 million in the same period of 2000

     To date, Chateau has instituted 70 percent of annual rent increases averaging 4.3 percent.

  Chateau expansion efforts are on track with the addition of 140 sites so far this year. The Company expects to add a total of 650 new sites to the expansion portfolio in 2000. The Company has the potential for 4,700 expansion sites in 32 properties available for future development. In its greenfield construction portfolio, Chateau completed 170 new sites in the first half of 2000, and expects to have completed a total of 500 by year-end. The Company has approximately 640 sites in its greenfield portfolio as of June 30. Chateau currently owns or has options on 12 greenfield developments, which will provide a total of 4,700 sites to its portfolio upon completion. In the first six months of 2000, approximately 200 sites were filled in greenfield or expansion communities.

  Chateau subsidiary Community Sales, Inc. sold 170 homes in the second quarter, up 50 percent from the same period last year. The company brokered 390 sales, a 17 percent increase. The Company also arranged financing on approximately 250 loans in the second quarter, as compared to 215 for the same period last year.

  Also in the second quarter N'Tandem, Chateau's affiliate REIT, successfully closed on the acquisition of five communities comprising 986 homesites and partial ownership interests in nine other communities for $26.0 million. Funding was provided by first mortgages at an average interest rate of 8.6 percent, and from N'Tandem's line of credit.

  The Company completed a $116 million secured master credit facility funded through Fannie Mae's Multifamily and Manufactured Housing Community pilot. The transaction for the 10-year fixed rate facility at 7.8 percent marked the first time a manufactured housing Real Estate Investment Trust (REIT) has closed a transaction with Fannie Mae's Multifamily Capital Markets and provides greater security and flexibility for investors. The proceeds from the secured financing were used to repay $85 million of secured mortgage debt, which was coming due this year. The Company also filed a shelf registration to sell up to $200 million of debt securities, which may be used for long-term capital requirements.

  In June, Moody's Investors Service raised its ratings of Chateau's senior unsecured debt to Baa2 from Baa3. As of June 30, 2000, the Company had approximately $406 million of fixed rate debt, $47 million of debt outstanding on its lines of credit, and $30 million outstanding under an unsecured short-term note due in August 2000, with debt representing 33 percent of the Company's total market capitalization. The Company has revolving
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credit facilities totaling $107 million, of which approximately $60 million was available as of June 30, 2000. The credit facilities primarily bear interest at LIBOR plus 80 basis points.

  In July, "Communityplus" was introduced as the brand identity for the Company's commitment to residents, including service guarantees and value-added products and services.

  The Company's New Business Development unit continues to build relationships with national vendors and affiliates. Through an agreement with a national waste management company, community trash removal contracts are being renegotiated. HTC, Insight Communications, and Adelphia Communications have joined the cable television providers working with Chateau on a national basis. The Company is finalizing its first new business affiliate relationship, representing approximately 5,000 homesites, and is in discussion with several other potential affiliates representing more than 30,000 homesites for inclusion in the Communityplus program.

  Chateau Chief Executive Officer Gary McDaniel commented, "Our recent debt refinancing efforts and the introduction of Communityplus continue to propel Chateau toward completion of our strategic objectives. We're proud to continue our record of consistent growth, quarter after quarter and year after year. The strategic direction we've set should allow us to maintain this strong performance."

     Management will hold a teleconference call Thursday, July 27, 2000 at 11:00 a.m. Eastern Daylight Time to discuss second quarter 2000 results. To participate, call toll-free (888) 694-1314 and request the Chateau Communities
teleconference.   An audio replay of the call will be available between 1:00
p.m. EDT Thursday and 8:00 p.m. EDT Friday. To access the replay, dial toll free (800) 633-8284, reservation #15702574.

  Headquartered in Greenwood Village, Colorado, Chateau Communities is one of the largest owner/managers of manufactured home communities in the U.S. Its portfolio consists of 165 communities with an aggregate of 51,913 residential homesites, and 1,359 park model/RV sites. Chateau also manages 44 communities with approximately 9,900 homesites and 175 park model/RV sites. In addition, the company owns or has options on 12 greenfield development communities aggregating approximately 4,700 sites. The Company operates in 34 states.

            Please visit Chateau Communities at www.chateaucomm.com
                                                -------------------
                                TABLES TO FOLLOW

  The information in this news release contains forward-looking statements of the Company's plans, objectives, and expectations, which are dependent upon a number of factors, including that additional site expansions, community acquisition and development activities, and other new business initiatives are subject to a number of contingency factors such as the effects of national and local economic conditions, changes in interest rates, supply and demand for affordable housing, and the condition of the capital markets, all of which may affect the Company's ability to achieve its objectives.

                           CHATEAU COMMUNITIES, INC.
                               FINANCIAL RESULTS
                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

            (Amounts in thousands, except per share/OP unit amounts)


                                                            Three Months Ended                           Six Months Ended
                                                            ------------------                           ----------------
                                                       2000                     1999                 2000                 1999
                                                       ----                     ----                 ----                 ----

Rental Income                                       $46,190                  $44,119              $92,395              $88,289
Interest Income                                       2,290                    1,394                4,468                2,637
Management fee and other income                       2,294                    1,324                2,760                1,519
                                                -----------      -------------------    -----------------    -----------------
        Total Revenue                                50,774                   46,837               99,623               92,445

Property operating and maintenance                   12,930                   12,482               25,291               24,574
Real estate taxes                                     3,333                    3,167                6,667                6,373
Administrative                                        2,535                    2,235                5,096                4,307
                                                -----------      -------------------    -----------------    -----------------
     Operating and administrative expenses           18,798                   17,884               37,054               35,254
                                                -----------      -------------------    -----------------    -----------------
Income before interest and depreciation              31,976                   28,953               62,569               57,191

Interest and related amortization                     8,767                    8,127               17,248               16,089
Depreciation and amortization                        10,602                   10,326               21,407               20,649
                                                -----------      -------------------    -----------------    -----------------

Income before net gain on sales of properties        12,607                   10,500               23,914               20,453

Net gain on sales of properties                           -                    3,141                    -                2,805
                                                -----------      -------------------    -----------------    -----------------
Income before minority interests                     12,607                   13,641               23,914               23,258

Less income allocated to minority interests:
     Preferred OP Units                               1,524                    1,524                3,047                3,047
     Common OP Units                                  1,429                    1,346                2,730                2,258
                                                -----------      -------------------    -----------------    -----------------
     Net income available to common
      shareholders                                  $ 9,654                  $10,771              $18,137              $17,953
                                                ===========      ===================    =================    =================
Weighted average common shares outstanding           28,458                   28,078               28,477               28,020
                                             ==============      ===================    =================    =================
Weighted average common shares outstanding
      assuming dilution                              28,505                   28,251               28,518               28,193
                                             ==============      ===================    =================    =================

Weighted average common shares/ OP units
      assuming dilution                              32,143                   31,748               32,189               31,716
                                             ==============      ===================    =================    =================
Per common share /OP unit:
     Net income - basic                             $  0.34                  $  0.38              $  0.64              $  0.64
                                             ==============      ===================    =================    =================
                - assuming dilution                 $  0.34                  $  0.38              $  0.64              $  0.64
                                             ==============      ===================    =================    =================
     FFO - assuming dilution                        $  0.67                  $  0.61              $  1.31              $  1.20
                                             ==============      ===================    =================    =================

Dividends/distributions declared                    $ 0.515                  $ 0.485              $ 1.030              $ 0.970
                                             ==============      ===================    =================    =================

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                           CHATEAU COMMUNITIES, INC.
                               FINANCIAL RESULTS
                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

            (Amounts in thousands, except per share/OP unit amounts)


                                           Three Months Ended                               Six Months Ended
                                           ------------------                              -----------------
FFO Reconciliation:                        2000              1999                        2000                 1999
                                        -------           -------                     -------              -------

Income before minority
 interests                              $12,607           $13,641                     $23,914              $23,258

Plus:
Depreciation and
 amortization                            10,602            10,326                      21,407               20,649

Less:
Income allocated to
 Preferred OP units                       1,524             1,524                       3,047                3,047
Depreciation expense on
 corporate assets                           125                65                         215                  130
Net gain on sale of
 properties                                   -             3,141                           -                2,805

                                        $21,560           $19,237                     $42,059              $37,925
                                 ==============    ==============              ==============    =================

Weighted average common
 shares/OP units
 outstanding - assuming
 dilution                                32,143            31,748                      32,189               31,716
                                 ==============    ==============              ==============    =================



FFO per weighted average
 common share/OP Unit
 assuming dilution                        $0.67             $0.61                       $1.31                $1.20
                                 ==============    ==============              ==============    =================

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                           CHATEAU COMMUNITIES, INC.
                               FINANCIAL RESULTS
                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

            (Dollars in thousands, except per share/OP unit amounts)


Same Store Results
------------------
                                                      Three Months Ended
                                                      -----------------                            Growth
                                                  2000                   1999                   2000 over 1999
                                                  ----                   ----                   --------------

Property revenues                              $45,872                $44,047                             4.1%
Property expenses                               16,155                 15,584                             3.7%
                                        --------------      -----------------                   --------------
Net operating income                           $29,717                $28,463                             4.4%
                                                                                                ==============
Manufactured home
 communities                                       161                    161
                                        ==============      =================
Park model/RV
 communities                                         3                      3
                                        ==============      =================
Available homesites                             51,496                 51,352
                                        ==============      =================

                                                       Six Months Ended
                                                       ----------------                           Growth
                                                  2000                   1999                  2000 over 1999
                                                  ----                   ----                  --------------

Property revenues                              $91,527                $87,809                             4.2%
Property expenses                               31,634                 30,718                             3.0%
                                        --------------      -----------------                  ---------------
Net operating income                           $59,893                $57,091                             4.9%
                                                                                               ===============
Manufactured home
 communities                                       160                    160
                                        ==============      =================
Park model/RV
 communities                                         3                      3
                                        ==============      =================
Available homesites                             51,186                 51,042
                                        ==============      =================

                           CHATEAU COMMUNITIES, INC.
                               FINANCIAL RESULTS
                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 2000 AND 1999

            (Dollars in thousands, except per share/OP unit amounts)


Summarized Financial Information
--------------------------------

Balance sheet information                                        June 30, 2000                                        Dec. 31, 1999
-------------------------                                        -------------                                        -------------
Rental property, net                                              $   864,458                                           $   863,435
Rental property, before accumulated depreciation                  $ 1,077,713                                           $ 1,055,450
Total assets                                                      $   995,451                                           $   981,673
Total debt                                                        $   486,876                                           $   452,556
Minority interests                                                $   118,581                                           $   121,142
Shareholders' equity                                              $   342,236                                           $   361,820

Common shares outstanding                                          28,467,205                                            28,424,900
OP Units outstanding                                                3,634,302                                             3,705,698

Property information:
     Manufactured home communities                                        162                                                   162
     Park model/RV communities                                              3                                                     3
     Available homesites                                               51,913                                                51,659
     Occupied homesites                                                47,413                                                47,383
     Occupancy rate                                                      91.3%                                                 91.7%

Debt Information:
     as of June 30, 2000
                                                             Principal               Weighted average
                                                              balance                  interest rate                Maturity date
                                                     ------------------------          --------------            -----------------

Fixed rate mortgage debt                                          $   135,611                 7.8%                        2002-2011
Senior unsecured debt                                                 270,000                 7.4%                        2003-2005
Unsecured short-term note                                              30,000                 7.4%                             2000
Lines of credit                                                        47,114                 7.6%                             2001
Other                                                                   4,151
                                                     ------------------------

             Total debt                                           $   486,876
                                                     ========================